Exhibit 99.1

Popular Announces Redemption of its Series B Preferred Stock

SAN JUAN, Puerto Rico – January 24, 2020 – Popular, Inc. (“Popular” or the “Company”) (NASDAQ: BPOP) today announced that it has elected to redeem all of the outstanding shares of the Company’s 8.25% Non-Cumulative Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”). As of January 24, 2020, there are approximately 1,120,665 shares outstanding of the Series B Preferred Stock.

The redemption date for the Series B Preferred Stock is February 24, 2020 (the “Redemption Date”). The redemption price of the Series B Preferred Stock is $25.00 per share, plus $0.1375 (representing the amount of accrued and unpaid dividends for the current monthly dividend period to the Redemption Date), for a total payment per share in the amount of $25.1375.

The Series B Preferred Stock is held only in book-entry form through The Depository Trust Corporation (“DTC”). DTC will redeem the Series B Preferred Stock in accordance with its procedures and notify the holders. Holders of the Series B Preferred Stock need not take any action to receive payment of the redemption price.

This redemption is being made pursuant to Popular’s 2020 Capital Plan and follows the non-objection from the Board of Governors of the Federal Reserve System.

About Popular, Inc.

Popular, Inc. is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Contacts

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications